Board of Directors
First National Corporation


     We consent to the use in Amendment No. 1 to First National Corporation's Registration Statement on Form S-2, relating to the registration of up to 170,000 shares of common stock, of our report dated Janaury 18, 1996, which is included in First National Corporation's Annual Report on Form 10-K for the year ended December 31. 1995.


J. W. Hunt and Company, LLP

s/J. W. Hunt and Company, LLP

Columbia, South Carolina
July 16, 1996